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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Open Solutions Inc.
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                                (Name of Issuer)

                     Common Stock, $.01 par value per share
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                         (Title of Class of Securities)

                                    68371P102
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                                 (CUSIP Number)


                                    11/26/03
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No.  68371P102                  13G                      Page 2 of 5 pages


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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Aetna Inc.

        I.R.S. ID # 23-2229683
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   N/A.............................................................. [ ]

     (b)   N/A.............................................................. [ ]

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3.   SEC Use Only...........................................................

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4.   Citizenship or Place of Organization    Pennsylvania, USA..............

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                            5.   Sole Voting Power          869,786.........

                          ------------------------------------------------------

Number of Shares            6.   Shared Voting Power........................
Beneficially
Owned by Each             ------------------------------------------------------
Reporting Person
With:                       7.   Sole Dispositive Power      869,786........

                          ------------------------------------------------------

                            8.   Shared Dispositive Power...................

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person      869,786..

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10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  N/A................................................ [ ]

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11.  Percent of Class Represented by Amount in Row (9)     5.2%.............

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12.  Type of Reporting Person (See Instructions)      CO....................

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CUSIP No.  68371P102                  13G                      Page 3 of 5 pages


Item 1(a)     Name of Issuer:

              Open Solutions Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

              300 Winding Brook Drive
              Glastonbury, CT 06033

Item 2(a)     Name of Person Filing:

              Aetna Inc.


Item 2(b)     Address of Principal Business Office or, if none, Residence:

              151 Farmington Avenue

              Hartford, Connecticut  06156


Item 2(c)     Citizenship:

              Pennsylvania

Item 2(d)     Title of Class of Securities:

              Common Stock, par value $.01 per share


Item 2(e)     CUSIP Number:

              68371P102

Item 3        Description of Person Filing:

              Pennsylvania corporation

Item 4        Ownership:

              (a)   Amount Beneficially Owned:

                    869,786 shares

              (b)   Percent of Class:

                    5.2%

              (c)   Number of Shares as to which the person has:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    869,786
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CUSIP No.  68371P102                  13G                      Page 4 of 5 pages


Item 5        Ownership of Five Percent or Less of a Class:    N/A

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Aetna Life Insurance Company, a Connecticut insurance company and a wholly-owned subsidiary of Aetna Inc, is the subsidiary which acquired the security being reported on by the parent holding company. The classification of Aetna Life Insurance Company is IC.

Item 8        Identification and Classification of Members of the Group:

              N/A

Item 9        Notice of Dissolution of Group:

              N/A
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CUSIP No.  68371P102                  13G                      Page 5 of 5 pages


Item 10       Certification:

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2004


                                            Aetna Inc.


                                            By /s/ Timothy A. Holt
                                               ------------------------------
                                            Name:  Timothy A. Holt
                                            Title: Senior Vice President and
                                                   Chief Investment Officer